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                                                                   Exhibit 99-a


News Release

FOR IMMEDIATE RELEASE                             For More Information Contact:
                                                  Media Relations
                                                  Jeff Battcher 404-713-0274


August 29, 2002


                   BELLSOUTH REVISES 2002 FINANCIAL GUIDANCE

ATLANTA - BellSouth Corporation (NYSE: BLS) announced today that it is updating financial guidance for 2002 earnings per share* to a range of $2.06 to $2.13, representing a reduction of 7 cents per share from prior guidance. The company explained that continued softness in wireless revenues, a recently announced restructuring charge for Cingular Wireless, and continued weakening of economic indicators in BellSouth's domestic business caused the change in outlook.


* Normalized EPS guidance figures include the effect of required accounting change under FAS 141 and 142, and exclude foreign currency transaction gains or losses.





ABOUT BELLSOUTH CORPORATION

BellSouth Corporation is a Fortune 100 communications services company headquartered in Atlanta, GA, serving almost 45 million customers in the United States and 14 other countries.

Consistently recognized for customer satisfaction, BellSouth provides a full array of broadband data and e-commerce solutions to business customers, including Web hosting and other Internet services. In the residential market, BellSouth offers DSL high-speed Internet access, advanced voice features and other services. BellSouth also provides online and directory advertising services, including BellSouth(R) Real PagesSM.com.

BellSouth owns 40 percent of Cingular Wireless, the nation's second largest wireless company, which provides innovative wireless data and voice services.